Exhibit 4.1

YTB INTERNATIONAL, INC.
TSO STOCK PURCHASE PLAN

ARTICLE 1
PURPOSE, SCOPE AND ADMINISTRATION OF THE PLAN

1.1           Purpose and Scope

The purpose of the YTB International, Inc. TSO Stock Purchase Plan is to attract, retain and motivate the best available TSOs of the Company and its Subsidiaries and to assist them in acquiring a stock ownership interest in the Company so as to align their interests with those of the Company’s other stockholders.

1.2           Administration of Plan

The Plan shall be administered by the Committee. The Committee shall have the power to make, amend and repeal rules and regulations for the interpretation and administration of the Plan.  The Committee may delegate administrative tasks under the Plan to one or more agents. The Committee’s interpretation and decisions with respect to the Plan shall be final and conclusive.

ARTICLE 2
DEFINITIONS

Whenever the following terms are used in this Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary.  The singular pronoun shall include the plural where the context so indicates.

2.1           “Board” shall mean the Committee, if such Committee has been appointed, or the Board of Directors of the Company, if such Committee has not been appointed.

2.2           “Class A Common Stock” shall mean shares of Class A common stock of the Company, par value $0.001 per share.

2.3           “Class B Common Stock” shall mean shares of Class B common stock of the Company, par value $0.001 per share.

2.4           “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.5           “Committee” shall mean the Committee, if any, appointed by the Board.

2.6           “Company” shall mean YTB International, Inc., a Delaware corporation.

2.7           “Eligible Participant” shall mean a natural person who has been a TSO in good standing (as determined pursuant to policies of the Company from time to time in effect) continuously for at least 90 days, so long as such person continues to be a TSO in good standing and (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company’s securities. Participation of TSOs residing outside the United States will be at the discretion of the Company and be subject to compliance with all applicable laws and regulations.

2.8           “Equity Unit” shall mean one share of Class A Common Stock, one share of Class B Common Stock and one Option.

2.9            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.10           “Fair Market Value” of an Equity Unit as of a given date shall mean (i) the average of two times the closing prices of the sales of Class A Common Stock on the trading date previous to such date on all national securities exchanges on which such securities may at the time be listed, or, if there have been no sales on any such exchange on the trading date previous to such date, the average of the highest bid and lowest asked prices on all such exchanges at the close of business on the trading day previous to such date, or (ii) if on any date no such shares of Class A Common Stock are so listed, the last sales price quoted in the NASDAQ System as of 4:00 P.M., New York time on the trading date previous to such date, or (iii) if on any date such securities are not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on the trading date previous to such date in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, or (iv) if Class A Common Stock is not publicly traded or quoted or sold in the over-the-counter market, the fair market value of a share of Class A Common Stock as established by the Committee acting in good faith.

2.11           “Nonqualified Stock Option” shall mean an Option not intended to qualify under Section 422 of the Code.

2.12           “Offering Date” shall mean the last business day of each calendar month.

2.13           “Option” shall mean a stock option granted pursuant to the Plan to acquire one Share of Class A Common Stock and one share of Class B Common Stock.  Options shall be Nonqualified Stock Options and shall be evidenced by written Stock Option Agreements.

2.14           “Option Period” shall mean the calendar month ending with each Offering Date.

2.15           “Participant” shall mean any Eligible Participant who elects to participate in the Plan.

2.16           “Plan” shall mean this YTB International, Inc. TSO Stock Purchase Plan, as the same may be amended from time to time.

2.17           “Plan Account” shall mean a bookkeeping account established and maintained by the Company in the name of each Participant.

2.18           “Purchase Price” shall mean the Fair Market Value of an Equity Unit hereunder as provided in Section 2.10 hereof.

2.19           “Shares” shall mean shares of Class A Common Stock and Class B Common Stock.

2.20           “TSO” shall mean a Travel Site Owner of the Company or any of the Subsidiaries.

2.21           “Stock Option Agreement” shall mean a written agreement evidencing the Option.

2.22           “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.23           “Termination for Cause” shall mean termination by the Company of a Participant’s status as a TSO by reason of: (a) an order of any federal or state regulatory authority having jurisdiction over the Company or any Subsidiary; (b) the willful failure of the Participant substantially to perform his or her duties as a TSO (other than any such failure due to the Participant’s physical or mental illness); (c) a willful breach by the Participant of any material provision of any written agreement with the Company or any Subsidiary; (d) the Participant’s commission of a crime that constitutes a felony or other crime of moral turpitude or criminal fraud; (e) chemical or alcohol dependency which materially and adversely affects the Participant’s performance of his or her duties to the Company or any Subsidiary; (f) any act of disloyalty or breach of responsibilities to the Company or any Subsidiary, which is intended by the Participant to cause material harm to the Company; (g) misappropriation (or attempted misappropriation) of any of the Company’s or any Subsidiary’s funds or property by the Participant; or (h) the Participant’s material and intentional violation of any Company or Subsidiary policy applicable to the Participant.

ARTICLE 3
PARTICIPATION

3.1           Election to Participate and Payment

An Eligible Participant may elect to participate in the Plan during an Option Period by delivering to the Company, not later than the 15th day of the Option Period, a written notice of election to participate in the Plan.  Such notice shall be accompanied by payment of the amount the Participant desires to have applied to the purchase of Equity Units , which amount may not be less than $1,000 nor more than $10,000 in any Option Period.  Payments remitted by the Participant pursuant to this Section 3.1 shall be credited to the Participant’s Plan Account.

3.2           Change in Participation

A Participant may discontinue his or her participation in the Plan as provided in Article 6 hereof, or may decrease his or her payment at any time during an Option Period, by delivering to the Company a new written notice of election to participate in the Plan, in the form prescribed by the Company.

3.3           Rules for Participation

The Committee shall have the authority to modify the rules and regulations regarding changes in participation by providing Participants notice of such change 15 days prior to the Offering Date.

ARTICLE 4
PURCHASE OF SHARES

4.1           Purchase Price

The Purchase Price for each Equity Unit sold to Participants hereunder shall be the Purchase Price on the Offering Date.

4.2           Purchase of Equity Units

(a)           On each Offering Date on which he or she is an Eligible Participant, each Participant will automatically and without any action on his or her part be deemed to have elected to purchase at the Purchase Price the largest number of whole Equity Units which can be purchased with the amount in the Participant’s Plan Account.  The balance, if any, remaining in the Participant’s Plan Account (after such purchase) as of an Offering Date shall, at the election of the Company, be either carried forward to the next Option Period or refunded. A Participant may not make more than one purchase under the Plan per calendar month.

(b)           As soon as practicable following each Offering Date, the Company, pursuant to each Participant’s instructions, will, at the Company’s option electronically deliver to the Participant’s designated brokerage account such number of Shares comprising the Equity Units purchased pursuant to Section 4.2(a) above or physically deliver to the Participant a certificate for such Shares.  In the event the Company is required to obtain from any regulatory commission or agency authority to issue and deliver the Shares, either physically or electronically, the Company will seek to obtain such authority.  Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance and delivery of the Shares, either physical or electronic, shall relieve the Company from liability to any Participant except to refund to him or her the amount paid.

4.3           Transferability of Rights

Rights to purchase Equity Units granted under the Plan shall not be transferable and are exercisable only by the Participant.  No rights therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition thereof shall be null and void and of no effect.

ARTICLE 5
PROVISIONS RELATING TO CLASS A AND CLASS B COMMON STOCK

5.1           Class A and Class B Common Stock Reserved

There shall be 7,500,000 authorized but un-issued or reacquired shares of Class A Common Stock and 7,500,000 authorized but un-issued or reacquired shares of Class B Common Stock reserved for issuance as Equity Units pursuant to this Plan, subject to adjustment in accordance with Section 5.2 hereof.

If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future issuances of Equity Units under the Plan.

5.2           Adjustment for Changes in Class A and Class B Common Stock

In the event that adjustments are made in the number of outstanding shares of Class A or Class B Common Stock or the Shares are exchanged for a different class of stock of the Company by reason of stock dividend, stock split or other subdivision, the Committee shall make appropriate adjustments in the number and class of Shares or other securities that may be reserved for purchase hereunder as Equity Units.

5.3           Insufficient Shares

If the aggregate funds available for the purchase of Equity Units on any Offering Date would cause an issuance of Shares in excess of the number provided for in Section 5.1 hereof, (a) the Committee shall proportionately reduce the number of Equity Units that would otherwise be purchased by each Participant in order to eliminate such excess, and (b) the Plan shall automatically terminate immediately after such Offering Date except with respect to outstanding Options that have not been exercised.

5.4           Rights as Stockholders

With respect to shares of Class A Common Stock or Class B Common Stock comprising an Equity Unit, a Participant shall not be deemed to be a stockholder and shall not have any of the rights or privileges of a stockholder until the Shares have been issued and either physically or electronically delivered, to him or her, following purchase of the Shares.

ARTICLE 6
OPTIONS

6.1           Term of Option

The term of each Option shall be ten years from the date of the grant.

6.2           Vesting

Options shall not be immediately exercisable, but shall vest and become exercisable at the rate of 20% on each of the first, second, third, fourth and fifth anniversaries of the grant.

6.3           Exercise Price and Consideration

(a)           The per share exercise price under each Option shall be the price of Class A Common Stock on the date of the grant determined in accordance with Section 2.9 hereof.

(b)           The price to be paid for Class A Common Stock and Class B Common Stock upon exercise of an Option shall be paid at the time of exercise by cash or check or by such method determined by the Committee.  Payment may also be made by delivering a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds necessary to pay the exercise price.

(c)           Prior to issuance of Shares upon exercise of an Option, the Participant shall pay any federal, state and local income or other tax withholding obligations of the Company, if applicable.

6.4           Non-Transferability of Options

Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.

6.5           Adjustments in Certain Circumstances

In the event of the proposed dissolution or liquidation of the Company, Options will terminate immediately prior to the consummation of such proposed action, unless otherwise determined by the Board.  The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by Board and give each holder of an Option the right to exercise an Option as to all or any part of the Shares covered by the Option, including Shares as to which the Option would not otherwise be exercisable.  In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Option shall be assumed or an equivalent option shall be substituted.

ARTICLE 7
EXERCISE OF OPTIONS

7.1           Procedure for Exercise; Rights as a Stockholder

Any Option granted hereunder shall be exercisable during the term of the Option at any time after vesting and under such conditions as determined by the Committee at the time of grant, and as shall be permissible under the terms of the Plan.  An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company.  Full payment may, as authorized by the Committee, consist of any consideration and method of payment allowable under Section 6.3(b) of the Plan.  Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares covered by an Option, notwithstanding the exercise of the Option.  The Company shall issue (or cause to be issued) such stock certificates promptly upon exercise of the Option.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 6.5 of the Plan.

7.2           Termination of TSO Relationship

In the event of termination of a Participant’s continuous status as a TSO other than as a result of death or disability or Termination for Cause, such Participant may exercise Options to the extent exercisable on the date of termination.  Such exercise must occur within three months (or such shorter time as may be specified in the grant), after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Stock Option Agreement).  Upon a Participant’s Termination for Cause, all unexercised Options granted to such Participant shall terminate.  To the extent that the Participant was not entitled to exercise the Option at the date of such termination, or does not exercise such Option within the time specified herein, the Option shall terminate.

7.3           Termination of TSO Relationship Due to Disability of Participant

Notwithstanding the provisions of Section 7.2 above, in the event of termination of a Participant’s continued status as a TSO as a result of total and permanent disability (i.e., the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of twelve months), such Participant may exercise Options to the extent exercisable on the date of termination.  Such exercise must occur within 12 months (or such sorter time as may be specified in the Stock Option Agreement), after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Stock Option Agreement).  To the extent that the Participant was not entitled to exercise such Option within the time specified herein, the Option shall terminate.

7.4           Death of Participant

Notwithstanding the provisions of Section 7.2 above, in the event of the death of a Participant:

(a)           who is at the time of death a TSO, the Option may be exercised, at any time within six months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Stock Option Agreement), by the Participant’s personal representative or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued as of the date of death; or

(b)           whose Option has not yet expired, but whose continuous status as a TSO terminated prior to the date of death, the Option may be exercised, at any time within six months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Stock Option Agreement) by the Participant’s personal representative or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

7.5           Extension of Time for Exercise

Notwithstanding subsections 7.2, 7.3, and 7.4 above, the Committee shall have the authority to extend the expiration date of any outstanding Option in circumstances in which it deems such action to be appropriate (provided that no such extension shall extend the term of an Option beyond the date on which the Option would have expired if no termination of the Participant’s continuous status as a TSO had occurred.)

ARTICLE 8
TERMINATION OF PARTICIPATION

8.1           Termination of Participation

A Participant may withdraw from the Plan at any time by written notice to the Company prior to the close of business on an Offering Date.  Within 21 days after the notice of withdrawal is delivered, the Company shall refund the entire amount, if any, in a Participant’s Plan Account to him or her.  Any Eligible Participant who withdraws from the Plan may again become a Participant in accordance with Section 3.1 hereof.

8.2           Termination of Eligibility

(a)           If a Participant ceases to be eligible under Section 3.1 hereof for any reason, the amount in such Participant’s Plan Account will be refunded to the Participant or his or her designated beneficiary or estate within 21 days of his or her cessation of eligibility.

(b)           Upon payment by the Company to the Participant or his or her beneficiary or estate of the remaining balance, if any, in Participant’s Plan Account, the Participant’s interest in the Plan and the Participant’s rights under the Plan shall terminate.

ARTICLE 9
GENERAL PROVISIONS

9.1           Condition of Employment

Neither the creation of the Plan nor a Participant’s participation therein shall be deemed to create any right to continue as a TSO or in any way affect the right of the Company or a Subsidiary to terminate the relationship or status of a Participant with the Company or any Subsidiary at any time with or without cause.

9.2           Amendment of the Plan

(a)           The Committee may amend, suspend or terminate the Plan at any time and from time to time, subject to the rights of the holders of outstanding Options.

(b)           Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded within 21 days of such termination.

9.3           Use of Funds; No Interest Paid

All funds received by the Company for purchase of Equity Units hereunder will be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose.  No interest will be paid to any Participant or credited under the Plan.

9.4           Term

The Plan shall terminate on the tenth anniversary of its approval by the Board, unless earlier terminated in accordance with its terms.

9.5           Effect Upon Other Plans

The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary.  Nothing in this Plan shall be construed to limit the right of the Company or any Subsidiary (a) to establish any other forms of incentives or compensation for employees, agents, consultants or representatives of the Company or any Subsidiary or (b) to grant options or stock purchase rights otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

9.6           Conformity to Securities Laws

Notwithstanding any other provision of this Plan, this Plan and the participation in this Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

9.7           Governing Law

The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Delaware.